Exhibit 99.1

Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: August 12, 2022

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
EXTENSION OF $500.0 MILLION ASSET-BACKED FINANCING

Southfield, Michigan – August 12, 2022 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that we have extended by three years the $500.0 million asset-backed non-recourse secured financing that we entered into on August 28, 2019 (the “Financing”) and to which we refer as Term ABS 2019-2. Under the amendment effecting the extension, the date on which the Financing will cease to revolve has been extended from August 15, 2022 to August 15, 2025. The amendment has also increased the interest rate under the Financing from 3.13% to 5.15% and decreased the servicing fee from 6.0% to 4.0% of collections on the underlying consumer loans.

There were no other material changes to the terms of the Financing.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.